Exhibit 10.1

Orphazyme A/S – Long-Term Incentive Programme

General Terms and Conditions

Page 2	Contents

	1	Introduction	3
	2	Matching Shares	4
	3	Performance Shares	5
	4	Ownership of Investment Shares	6
	5	Continued Employment or Good Leaver	6
	6	Receipt of Matching Shares and Performance Shares	7
	7	Cash settlement	8
	8	Claw back	8
	9	Adjustments in case of changes to the Company’s capital structure	9
	10	Merger, demerger and divestment	10
	11	Takeover offer or delisting	10
	12	Assignment	11
	13	Tax consequences	11
	14	Amendment of the General Terms and Conditions etc.	12
	15	Choice of law and venue	12
	16	Personal data	12
	17	Miscellaneous	13

These are the general terms and conditions (the “General Terms and Conditions”) for the Long-Term Incentive Program (the “LTIP”) of Orphazyme A/S (the “Company”) and its subsidiary undertakings (the Company and its subsidiary undertakings are referred to as the “Group” and each a “Group Member”). The General Terms and Conditions apply to grants of Matching Shares and Performance Shares (each as defined below) under the LTIP awarded to members of the executive management, registered as such with the Danish Business Authority (the “Executive Management”), and certain key employees of the Group (such executive managers and key employees referred to as “Participants” and each a “Participant”).

1	Introduction
1.1

The LTIP has been established by the Board of Directors of the Company (the “Board of Directors”) and has been adopted in accordance with the Remuneration Policy adopted by the Company’s general meeting on 26 March 2020.

1.2	Participation in the LTIP and in each individual grant thereunder is resolved by the Board of Directors at its sole discretion.
1.3

Participation in the Group’s LTIP is conditional upon each Participant maintaining ownership of or for new Participants subscribing for or purchasing a number of shares in the Company (the “Investment Shares”) as detailed in each individual grant letter. Subject to fulfilment of the condition to subscribe for or hold Investment Shares as detailed in each Participant’s individual grant letter(s), each Participant will, subject to certain conditions, be eligible to receive Matching Shares and Performance Shares (in each case as defined below) in proportion to the number of Investment Shares held, as determined by the Board of Directors in its sole discretion and set out in the Individual Grant Letters.

1.4	The LTIP will be made up of the following documents:
(a)	These General Terms and Conditions;
(b)	Matching Shares Individual Grant Letter (as defined below);
(c)	Performance Shares Individual Grant Letter (as defined below); and
(d)	Danish Share Option Act statement for Participants comprised by this act.

In case of any discrepancy between the above documents, these General Terms and Conditions shall prevail. To the extent any of the documents exist in other languages than English, the English version shall prevail, except for the Danish Share Option Act statement where the Danish version shall prevail.

1.5

If eligible for participation under the LTIP, each Participant will receive individual grant letters setting out the individual terms applicable to the grant of Matching Shares (as defined below) (the “Matching Shares Individual Grant Letter”) and Performance Shares (as defined below) (the “Performance Shares Individual Grant Letter”), as applicable (together the “Individual Grant Letters”). The Individual Grant Letters will inter alia state the number of Investment Shares, the maximum number of Matching

Shares and/or Performance Shares (as the case may be) able to be granted per Investment Share and the conditions for vesting of the Matching Shares or the Performance Shares (as the case may be) in whole or in part. If a Participant is entitled to a fraction of a share in the Company as part of the LTIP, the number of shares to such Participant will be rounded down to the nearest integer number.

1.6

The LTIP is forward-looking in that grants are not based on previous performance of the Company or the Participant and vesting is dependent on satisfaction of certain vesting criteria that are forward-looking.

1.7	These General Terms and Conditions governs grants made under the LTIP in 2020. Grants made prior to 2020 are governed by the general terms and conditions applicable at the time of such grants.
2	Matching Shares
2.1

When vested and not lapsed pursuant to these General Terms and Conditions, each Investment Share will, subject to fulfilment of certain conditions as set out in Clause 2.2 below, entail a right for each Participant to receive against payment (in a manner and within a period decided by the Board of Directors) of the par value of each share in the Company one (1) existing or new share of the same class as the Investment Shares in the Company per Investment Share (the “Matching Shares”), on the terms and conditions outlined herein.

2.2	Conditions for receipt of Matching Shares
2.2.1	Each Participant will be entitled to receive Matching Shares as stipulated in the Matching Shares Individual Grant Letter, subject to the satisfaction of each of the following conditions:
(a)

The Participant maintaining full ownership of his/her Investment Shares from the grant of Matching Shares and for the entire duration of a period of up to one (1) year calculated from 1 January of the calendar year in which Matching Shares are granted as set out in the Matching Shares Individual Grant Letter (the “Matching Shares Holding Period”);

(b)

The Participant remaining employed with the Group Member throughout the Matching Shares Holding Period or the Participant becoming a Good Leaver (as defined below) during the Matching Shares Holding Period in which case only a proportionate portion of Matching Shares shall vest in accordance with Clause 5.1 below;; and

(c)	The Participant having complied in all respects with the General Terms and Conditions.
2.2.2	All rights related to the relevant number of Investment Shares will remain with the Participant during the Matching Shares Holding Period.
2.2.3	Any grant of Matching Shares (or rights to achieve such Matching Shares) must comply with applicable statutory requirements and regulations, and no such grant may be made if

Page 5	the Board of Directors determines at its sole discretion that such grant constitutes a breach of current statutory requirements or regulations.
2.2.4

In the event and to the extent any of the above conditions are not satisfied, any and all rights to receive Matching Shares shall terminate without further notice and without any rights of compensation (unless the Board of Directors resolves otherwise in its sole discretion).

2.2.5

The Participant shall no later than ten (10) business days after the expiry of the Matching Shares Holding Period provide such documentation that the Company may reasonably require to document the Participant’s compliance with this Clause 2.2. Further, the Participant shall as soon as reasonably possible upon subsequent request of the Company provide such documentation.

If the Participant at any time during the Matching Shares Holding Period no longer complies with the holding requirements in this Clause 2.2, directly or indirectly, the Participant shall promptly and in any event no later than five (5) business days after the occurrence of the event giving rise thereto, notify the Company in writing.

3	Performance Shares
3.1

When vested and not lapsed pursuant to these General Terms and Conditions, each Investment Share will, subject to fulfilment of certain conditions as set out in Clause 3.2 below, entail a right for the Participant to receive against payment (in a manner and within a period decided by the Board of Directors) of the par value of each share in the Company a number of performance shares (the “Performance Shares”), on the terms and conditions outlined herein.

3.2	Conditions for receipt of Performance Shares
3.2.1	The Participant will be entitled to receive Performance Shares as stipulated in the Performance Shares Individual Grant Letter, subject to the satisfaction of each of the following conditions:
(a)

The Participant maintaining full ownership of the Investment Shares from the grant of the Performance Shares and for the entire duration of a period of up to four (4) years calculated from 1 January of the calendar year in which Performance Shares are granted as set out in the Performance Shares Individual Grant Letter (the “Performance Shares Holding Period”);

(b)

The Participant remaining employed with the Group Member throughout the Performance Shares Holding Period or the Participant becoming a Good Leaver (as defined below) during the Performance Shares Holding Period in which case only a proportionate portion of Performance Shares shall vest in accordance with Clause 5.1 below;

(c)

Increase of the quoted price of the Company’s shares on Nasdaq Copenhagen of no less than 20% at the expiry of the Performance Shares Holding Period compared to the quoted price of the Company’s shares on Nasdaq Copenhagen at 1 January of the calendar year in which the Performance Shares are granted (calculated as the volume weighted average share price of the Company’s shares as quoted on Nasdaq Copenhagen during the 10 trading days preceding the date of expiry of the Performance Shares Holding Period and 1 January of the calendar year in which the Performance Shares are granted, respectively). Maximum allocation of Performance Shares will be triggered by an increase of 80% in the quoted price of the Company’s shares on Nasdaq Copenhagen at the expiry of the Performance Shares Holding Period. The allocation of Performance Shares is linearly scaled and the calculations will be set out in each Performance Shares Individual Grant Letter.

(d)	The Participant having complied in all respects with the General Terms and Conditions.
3.2.2	All rights related to the relevant number of Investment Shares will remain with the Participant during the Performance Shares Holding Period.
3.2.3

Any grant of Performance Shares (or rights to receive such Performance Shares) must comply with applicable statutory requirements and regulations, and no such grant may be made if the Board of Directors determines at its sole discretion that such grant constitutes a breach of current statutory requirements or regulations.

3.2.4

In the event and to the extent any of the above conditions are not satisfied, any and all rights to receive Performance Shares shall terminate without further notice and without any rights of compensation (unless the Board of Directors resolves otherwise in its sole discretion).

3.2.5

The Participant shall no later than ten (10) business days after the expiry of the Performance Shares Holding Period provide such documentation that the Company may reasonably require to document the Participant’s compliance with this Clause 3.2. Further, the Participant shall as soon as reasonably possible upon subsequent request of the Company provide such documentation.

3.2.6

If the Participant at any time during the Performance Shares Holding Period no longer complies with the holding requirements in this Clause 3.2, directly or indirectly, the Participant shall promptly and in any event no later than five (5) business days after the occurrence of the event giving rise thereto, notify the Company in writing.

4	Ownership of Investment Shares
4.1

The Investment Shares may be held or subscribed by legal entities in which the Participant holds 100% of the shares and voting rights (on a fully-diluted basis). For the avoidance of doubt, Matching Shares and/or Performance Shares will be granted to the Participant personally regardless of whether the relevant Investment Shares are held by the  Participant directly or indirectly through a wholly-owned legal entity.

5	Continued Employment or Good Leaver
5.1

In case of termination of the Participant’s employment with the Group Member due to (i) the Participant’s resignation due to the Group Member’s material breach of contract; (ii) the Group Member’s termination of the Participant without such termination being due to the Participant’s breach of obligations towards the Group Member; (iii) the Participant’s retirement because the Participant has reached the Group Member’s retirement age, or because the Participant is entitled to state pension or old-age pension, if any, from the Group Member; or (iv) the Participant being deceased (the Participant will in each situation mentioned under (i)-(iv) be considered a “Good Leaver”), the Participant (or the Participant’s estate) will remain entitled to receive Matching Shares and/or Performance Shares upon expiry of the Matching Shares Holding Period and/or the Performance Shares Holding Period (as applicable) subject to and in accordance with the Individual Grant Letters and the General Terms and Conditions. However, the right to receive Matching Shares and/or Performance Shares will be prorated and calculated only for the period from commencement of the Matching Shares Holding Period and/or Performance Shares Holding Period (as applicable) and until the date of notice of termination (in Danish: opsigelsestidspunktet).

5.2

In the event that the Participant does not effectively retire from the labour market upon resignation from the Group Member, as provided under Clause 5.1 above, but takes employment with a different employer or works as a self-employed after his/her retirement from the Group Member, the Company may require redelivery to the Company of all Matching Shares and/or Performance Shares granted to the Participant.

5.3

In the event of termination of employment for any other reason than stated in Clause 5.1, including due to the Participant’s own resignation or material breach of obligations towards the Group Member then any unvested rights to receive Matching Shares and/or Performance Shares will lapse without further notice and without any rights of compensation as of the date of notice of termination (in Danish: opsigelsestidspunktet), unless otherwise decided by the Board of Directors.

5.4

Further, any unvested rights to receive Matching Shares and/or Performance Shares will lapse without further notice and without any rights of compensation if, during the Participant’s employment with the Group Member, or after the termination of the Participant’s employment while the Participants own rights to receive Matching Shares and/or Performance Shares, the Participant (i) violates a non-competition and/or non- solicitation clause in the Participant’s employment contract or service agreement or otherwise breaches the duty of loyalty towards the Group Member, (ii) discloses or otherwise misuses any confidential information, whether written or oral, including, without limitation, financial information, trade secrets and other proprietary business information regarding the Group Member, (iii) violates the Group Member’s compliance policies or (iv) violates the Group Member’s accounting rules including the financial reporting rules.

6	Receipt of Matching Shares and Performance Shares
6.1

Subject to satisfaction of the conditions set out in Clauses 2.2 and 3.2 (as applicable) during and upon expiration of the Matching Shares Holding Period and/or the Performance Shares Holding Period (as applicable), the Participant will be entitled to receive a number of Matching Shares and/or Performance Shares (as applicable) per Investment Share in accordance with and to the extent set out in these General Terms and Conditions.

6.2In order to receive Matching Shares and/or Performance Shares, the Participant shall comply with the instructions provided by the Company. If the Participant does not timely comply with instructions provided by the Company, the Company will be entitled to consider the right to receive Matching Shares and/or Performance Shares as having lapsed without further notice and without compensation. Neither the Company nor any Group Member or their representatives can be held liable for any failure to deliver Matching Shares and/or Performance Shares to the Participant due to the Participant not complying with the instructions provided.

6.3

Delivery of Matching Shares and/or Performance Shares by the Company to the Participant will be effected on or after the date following the expiration of the Matching Shares Holding Period (in the case of Matching Shares) or the expiration of the Performance Shares Holding Period (in the case of Performance Shares) but not later than 60 days after expiration of the Matching Shares Holding Period (in the case of Matching Shares) or 60 days after the expiration of the Performance Shares Holding Period (in the case of Performance Shares), in any case, in a manner as decided by the Company at its sole discretion. If the Participant has not paid the applicable subscription price, or has not complied with the General Terms and Conditions and the applicable Individual Grant Letter, in any case, as of such 60th day, then the Participant’s right to receive Matching Shares and Performance Shares (as applicable) shall be forfeited with no compensation or other payment due to the Participant or any other person or entity.

6.4

The Participant will not be deemed to be the owner or holder of ownership rights or any other rights in respect of the Matching Shares and/or Performance Shares in the Company until (i) the right to receive Matching Shares and/or Performance Shares is vested and the instructions to receive the Matching Shares and/or Performance Shares have been complied with, and (ii) the Participant’s ownership of the Matching Shares and/or Performance Shares has been registered in the Company’s shareholders’ register.

7	Cash settlement
7.1

Notwithstanding Clause 6, the Board of Directors may choose to make cash settlement instead of granting Matching Shares and/or Performance Shares upon expiry of the Matching Shares Holding Period and/or the Performance Shares Holding Period (as applicable). In such event, the Company or the Group Member, as applicable, shall pay a cash settlement amount based on the volume weighted average share price as quoted on Nasdaq Copenhagen during the 10 trading days preceding the date of expiry of the Matching Shares Holding Period and/or the Performance Shares Holding Period (as applicable). The Company and/or the Group Member, as applicable, is entitled to deduct any tax withholding amounts in the cash settlement amount. Cash settlement shall be made at the same time as Matching Shares and Performance Shares (as applicable) would have been delivered, as described in Section 6.3.

8	Claw back
8.1

If the Company and/or the Group Member can demonstrate that the basis for granting rights to receive Matching Shares and/or Performance Shares or that the conditions for vesting of any Matching Share and/or Performance Share are incorrect, the Company and/or the Group Member, as applicable, is entitled – in special circumstances determined by the Board of Directors (a) to consider the right to receive Matching Shares and/or Performance Shares as lapsed without further notice or compensation, (b) to recalculate and/or adjust accordingly the number of Matching Shares and/or Performance Shares to be granted and/or (c) to require redelivery back to the Company of any Matching Shares and/or Performance Shares delivered to the Participant.

9	Adjustments in case of changes to the Company’s capital structure
9.1

In order to ensure that the value of the rights under the Matching Shares and/or Performance Shares is duly protected in the event of changes in the Company’s capital structure, the Board of Directors may at its sole discretion adopt changes to the rights to receive Matching Shares and/or Performance Shares, inter alia, in case of the following:

(a)	after changes have been made to the nominal value of the shares of the Company;
(b)

after the Company’s share capital has been increased at a price lower than market price other than capital increases at a price lower than market price offered to board members, executives or other employees of the Company in connection with the LTIP or any existing or subsequent incentive plans, including general employee share purchase plans;

(c)	after the Company’s share capital has been increased with pre-emption rights for the Company’s existing shareholders allowing them to purchase shares at a price lower than market price;
(d)

after the Company has issued or granted convertible bonds or other convertible loans, stock options (except for RSUs, Matching Shares, Performance Shares or stock options covered by the LTIP or any existing or subsequent incentive plans, including general employee share purchase plans), and such issue or grant has been made with pre-emption rights for the existing shareholders at a lower price than market price;

(e)	after the Company’s share capital has been reduced for any other purpose than to cover losses; or
(f)	after distribution of extraordinary dividends during a financial year.

For the avoidance of doubt, the Company’s issuance of bonus shares does not entitle the Board of Directors to adopt changes to the rights to receive Matching Shares and/or Performance Shares.

Any such adoption of changes to the number of Matching Shares and/or Performance Shares in the Individual Grant Letters will seek to achieve that the Participant receives a reasonable compensation for the reduction of the value of the Matching Shares and/or Performance Shares caused by the situation in question. Such compensation will ultimately be determined with binding effect by an auditor appointed by the Company. Any adjustment made from time to time pursuant to these General Terms and Conditions will be notified to the Participant in writing.

If events affecting the share capital in the Company occur which are comparable in nature to the events outlined in (a)-(f) above, and with similar effect, the Board of Directors may

Page 10	at its sole discretion decide to treat the event as if comprised by (a)-(f) and adjust the Individual Grant Letters accordingly.
9.2

In the circumstances or events referred to in Clause 9.1, the Board of Directors may also adjust the amount of Investment Shares to be held by the Participant, so as to ensure that the effect of the obligations to retain Investment Shares remain effectively unchanged as a result of the relevant circumstance or event.

10	Merger, demerger and divestment
10.1

In the event (a) the Company participates in a merger or demerger; or (b) the Company divests a part of its business; (each of (a)-(b) referred to as a “Succession Event”), the Board of Directors may at its sole discretion decide (i) that vesting of the Matching Shares and/or Performance Shares shall accelerate in whole or in part and that any such Matching Shares and/or Performance Shares whose vesting was accelerated shall consequently be granted prior to or after the relevant Succession Event (but in no event more than 60 days after vesting), subject to the conditions for vesting being satisfied at such time, and/or (ii) to continue or amend the LTIP and any grant thereunder or establish a share-based scheme in one or more of the continuing/receiving entities to represent or replace some or all of the rights under the LTIP, provided that the financial value to the Participants under any such new share scheme, any continuing program and any proceeds received in respect of existing rights under the LTIP shall to the extent possible correspond to the value of the Participants’ rights under the LTIP (disregarding any tax levied).

10.2

If, in a Succession Event, the valuation of the Company is at least 80% higher than the valuation of the Company based on the quoted price of the Company’s shares on Nasdaq Copenhagen at the date of grant of the Matching Shares and/or Performance Shares (calculated as the volume weighted average share price as quoted on Nasdaq Copenhagen during the 10 trading days preceding the date of grant) and such increase in valuation is distributed to the shareholders of the Company in connection with a Succession Event, it is the intention (but not an obligation) of the Board of Directors to accelerate vesting of the Matching Shares and Performance Shares in whole or in part (as applicable based on the relevant Succession Event). Any such accelerated Matching Shares and Performance Shares shall be settled within 60 days after vesting.

11	Takeover offer or delisting
11.1	If
(a)	a mandatory takeover bid concerning the Company’s shares is to be made according to the rules of the Capital Markets Act (as amended, supplemented or replaced from time to time), or
(b)

a voluntary takeover bid is made concerning the Company’s shares, in which connection there is a change in the controlling interest (as defined in section 44 of the Capital Markets Act (as amended, supplemented or replaced from time to time)) to a third party independent of the Company, the Board of Directors may at its sole discretion decide that vesting of the Matching Shares and/or Performance Shares shall accelerate at a time determined by the Board of Directors, subject to the conditions for vesting being satisfied at such time. Any such accelerated Matching Shares and Performance Shares shall be settled within 60 days after vesting.

11.2

In the event the Company is delisted, the Board of Directors may at its sole discretion decide that vesting of the Matching Shares and/or Performance Shares shall accelerate at a time determined by the Board of Directors, subject to the conditions for vesting being satisfied at such time. Any such accelerated Matching Shares and Performance Shares shall be settled within 60 days after vesting.

11.3

If, in the case of a takeover offer as described in 11.1.1(a) or 11.1.1(b), all shareholders in the Company are offered a price per share in the Company that is at least 80% higher than the quoted price of the Company’s shares on Nasdaq Copenhagen at the date of grant of the Matching Shares and/or Performance Shares (calculated as the volume weighted average share price as quoted on Nasdaq Copenhagen during the 10 trading days preceding the date of grant), it is the intention (but not an obligation) of the Board of Directors to accelerate vesting of the Matching Shares and Performance Shares in order for the Participants to be able to accept such takeover offer in respect of such Matching Shares and Investment Shares. Any such accelerated Matching Shares and Performance Shares shall be settled within 60 days after vesting.

12	Assignment
12.1

The Investment Shares and the attached right to receive Matching Shares and/or Performance Shares may not be assigned to a third party or pledged, encumbered or placed as collateral with a third party except from transfers to the Company or a third party designated by the Company. Furthermore, any rights to receive Matching Shares and/or Performance Shares that are transferred or sought to be transferred to a third party as a consequence of creditor suit or statutory execution will lapse automatically without further notice.

12.2

Matching Shares and/or Performance Shares received upon fulfilment of the conditions set out in these General Terms and Conditions and the Individual Grant Letters shall not be subject to any restrictions on transferability and may be sold by the Participant in accordance with the Company’s internal rules on insider trading and applicable law.

13	Tax consequences
13.1

Any tax matter or liability affecting the Participant, including, but not limited to, tax liability in case of: (i) expatriation; (ii) repatriation; (iii) acquisitions of Investment Shares; (iv) grant of rights to receive Matching Shares and/or Performance Shares; (v) vesting of rights to receive Matching Shares and/or Performance Shares; (vi) the delivery of Matching Shares and/or Performance Shares and (vii) any claw back pursuant to Clause 8, is of no concern to the Company or any Group Member and the Company and/or Group member, as applicable, cannot without its expressed written consent be liable for any tax or tax reporting in connection thereto.

13.2The Participant agrees to make appropriate arrangements with the Group Members, as applicable, for the satisfaction of all state, local and foreign income and employment tax withholding requirements applicable to the granting of the Matching Shares and/or Performance Shares.

13.3

The Participant agrees that, if deemed necessary by a Group Member, the Group Member may withhold an appropriate proportion of the Matching Shares and/or Performance Shares resulting from the vesting of Investment Shares to ensure that any tax liability and relevant selling costs in connection with the grant of Matching Shares and/or Performance Shares are met.

13.4

The Participant agrees that a Group Member may satisfy all federal, state, local and foreign income and employment tax withholding and/or information disclosure requirements in connection with vesting and granting of the Matching Shares and/or Performance Shares.

14	Amendment of the General Terms and Conditions etc.
14.1

The Board of Directors is entitled to amend these General Terms and Conditions at the Board of Directors’ sole discretion, including but not limited to, changes in order to comply with local legislation and adjusting the method for granting Matching Shares and/or Performance Shares. Notwithstanding the foregoing, any amendment to these General Terms and Conditions (including any scheme that replaces these General Terms and Conditions under Section 10.1(ii)) shall not extend the 60 day-period following the end of any Matching Shares Holding Period or the Performance Shares Holding Period for delivering Matching Shares or Performance Shares (as applicable) to any Participant that is a United States taxpayer.

14.2

The Board of Directors may at its sole discretion and by giving written notice to a Participant amend the number of Matching Shares and/or Performance Shares and/or other terms of an individual grant under the LTIP, including acceleration of vesting, in case of extraordinary, material or unforeseen events or circumstances.

15	Choice of law and venue
15.1

The Individual Grant Letters and these General Terms and Conditions are governed by Danish law, however, the Danish Share Option Act shall only apply to Participants who are otherwise and generally subject to mandatory Danish law applicable to salaried employees.

15.2	Any dispute shall be finally and exclusively settled by the Danish courts.
16	Personal data
16.1

As part of the LTIP, the Company will process personal data concerning the Participant for the purposes of the establishment and administration of the LTIP. The processing of personal data is required for the Company to fulfil its obligations in relation to the LTIP. The personal data will include name and other identification data of the Participant, information regarding employment relationship which is relevant for administration of the LTIP and information on number of Matching Shares and Performance Shares each Participant is eligible to receive. The data may be transferred to public authorities, if required by law or regulations. Personal data will be stored by the Company for a period of 5 years following the point in time when the Participant is no longer covered by the LTIP. The Participant has the right to request access to and rectification of the data relating to the Participant. Provision by the Participants of the above personal data is a prerequisite for participating in the LTIP. Questions regarding the processing of personal data in relation to the LTIP may be addressed to Chief Financial Officer Anders Vadsholt afv@orphazyme.com and Participants may also lodge complaints with the Danish Data Protection Agency.

17	Miscellaneous
17.1

By signing the Individual Grant Letters, the Participant confirms having received and read these General Terms and Conditions. At the same time the Participant confirms, if relevant, having received and read the statement construed in accordance with section 3 of the Danish Share Option Act.

17.2	The Participant is not ensured any economic benefit when participating in the LTIP.
17.3

Where local legislation prevents the enforcement of one or more Clauses, such particular Clause will be void while the remaining provisions of these General Terms and Conditions shall remain valid to the extent possible.

17.4

Unless otherwise stated in in these General Terms and Conditions and the Company’s internal guidelines, any costs incurred in connection with the grant and/or vesting of Matching Shares and/or Performance Shares shall be paid by the Company.

17.5

In the event the Participant’s employment is terminated prior to vesting of Matching Shares and/or Performance Shares, the value of the Matching Shares and/or Performance Shares shall not be included in the calculation of any compensation, including, but not limited to, severance pay and holiday pay, to which the Participant is entitled in connection with termination of the employment.

17.6

The LTIP, these General Terms and Conditions, all Individual Grant Letters, the Matching Shares and the Performance Shares are, with respect to each Participant who is a United States taxpayer, intended to be exempt from Section 409A of the United States Internal Revenue Code of 1986, as amended (“Section 409A”), and shall be interpreted in a manner consistent therewith. In all events, Matching Shares and Performance Shares granted to a Participant who is a United States taxpayer shall be settled within 60 days after vesting. To the extent that any United States taxpayer is required to pay a subscription price to acquire Matching Shares or Performance Shares, such Participant shall be required to pay the applicable subscription price during the 30-day period commencing on the date following the end of the Matching Shares Holding Period or Performance Shares Holding Period (as applicable). Notwithstanding any contrary provision of these General Terms and Conditions, if the vesting of any Matching Shares or Performance Shares held by a United States taxpayer is accelerated, any applicable subscription price required to be paid by such Participant shall be paid only during a period immediately following such acceleration, with such period to be specified by the Company in its sole discretion but not to exceed 10 days after the date of the event causing such acceleration. If the subscription price is not paid in the required time period, such

Matching Shares or Performance Shares (as applicable) will be forfeited for no compensation or other payment due to the Participant or any other person or entity. If the Participant has not paid the applicable subscription price, or has not complied with the General Terms and Conditions and the applicable Individual Grant Letter, in any case, as  of the settlement date of the Matching Shares or Performance Shares (as applicable), then the Participant’s right to receive Matching Shares and Performance Shares (as applicable) shall be forfeited with no compensation or other payment due to the Participant or any other person or entity. Notwithstanding the foregoing or anything to the contrary contained in the LTIP, in these General Terms and Conditions or in any Individual Grant Letter, neither the Company nor any Group Member shall have any liability or obligation  to any Participant or to any other person or entity for any taxes, interest, penalties or fines resulting from the failure of the LTIP, these General Terms and Conditions, any  Individual Grant Letter or any award of Matching Shares or Performance Shares to be exempt from or compliant with Section 409A.

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These General Terms and Conditions have been adopted by the Board of Directors on 9 June 2020